EXHIBIT 99.1

HCC Announces a 32 Percent Increase in Cash Dividend and a Three for Two Stock Split

HOUSTON, May 19, 2005 (PRIMEZONE) -- HCC Insurance Holdings, Inc. (NYSE:HCC) today announced that its Board of Directors had approved a 32% increase in its cash dividend and a three for two stock split in the form of a stock dividend on its shares of $1.00 par value common stock.

The cash dividend will increase from an annual rate of $0.34 per share to $0.45 per share, which on a post split basis will be $0.30 per share annually ($0.075 per share quarterly), and with the stock dividend would be payable to shareholders of record on July 1, 2005, to be distributed on or about July 15, 2005. In lieu of issuing any fractional shares of Common Stock as a part of the stock dividend, the Company will pay the holder thereof an amount in cash equal to such fraction times the closing price of the Common Stock on the record date.

Stephen L. Way, Chairman and Chief Executive Officer of HCC, commenting on the announcement said, "This larger than usual rise in dividend is part of our efforts to increase the overall investment return to shareholders as the Company's financial strength grows, while still maintaining capital flexibility for future growth." Mr. Way added, "The increased dividend represents less than 15% of projected 2005 earnings and leaves room for anticipated future increases."

Following the stock split, the number of issued and outstanding shares will be increased to approximately 104,967,000 from 69,978,000. HCC has increased its dividend every year since the Company went public in 1992 and this is expected to continue.

HCC is an international insurance holding company and a leading specialty insurance group since 1974, based in Houston, Texas with offices across the USA and in Bermuda, England and Spain. HCC is traded on the NYSE (symbol: HCC), has assets exceeding $6.0 billion and is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A. M. Best Company.

For more information, visit our website at www.hcch.com.

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

CONTACT:  HCC Insurance Holdings, Inc.
          L. Byron Way, Vice President
          (713) 690-7300